Notice of Annual Meeting of Stockholders

N O L A N D

NOLAND COMPANY

80 29th Street, Newport News, Virginia 23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 A.M. on April 18, 2002

Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Thursday, April 18, 2002, at 10:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1. to elect seven Directors to serve for the ensuing year;

2. to appoint KPMG LLP to audit the consolidated financial statements of the Corporation for the year ending December 31, 2002; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 15, 2002, will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

James E. Sykes Jr.

Secretary

April 1, 2002

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.

NOLAND COMPANY

(a Virginia corporation)

80 29th Street

Newport News, Virginia 23607

Proxy Statement

Annual Meeting of Stockholders to be

held at 10:00 A.M., April 18, 2002

Approximate date of mailing .... April 1, 2002

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 2001, which includes consolidated financial statements, is furnished concurrently with this Proxy Statement.

PURPOSES OF MEETING

The purposes of the Annual Meeting of Stockholders will be (1) to elect seven Directors to serve for the ensuing year; (2) to appoint KPMG LLP as independent auditors of the Corporation for the ensuing year; and (3) to transact such other business as may properly come before the meeting, or any adjournment thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 15, 2002, there were outstanding 3,557,829 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 15, 2002, of over 5% of the Corporation's Common Stock:

Name and Address	Title and Class of Voting Security	Amount and Nature of Beneficial Ownership	Percent Of Class

Jane K. Noland, Lloyd U. Noland III, Susan C. Noland, and Anne N. Edwards individually and as trustees of The L. U. Noland 1982 Trust and Lloyd U. Noland Jr. 80 29th Street Newport News, VA 23607	Common Stock	2,079,225(1) shares	58.44%

Edmundson International, Inc. 31356 Via Colinas Westlake Village, CA 91362	Common Stock	720,225 shares	20.24%

Marvin C. Schwartz c/o Neuberger & Berman 605 Third Avenue New York, NY 10158	Common Stock	194,899 shares	5.48%

(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic, Inc., which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic, Inc.). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:

Jane K. Noland 182,270

Lloyd U. Noland III 47,425

Susan C. Noland 26,736

Anne N. Edwards 21,831

Lloyd U. Noland III also has voting power only over 9,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,079,225 shares or 58.44% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Corporation's Common Stock.

THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

In 2001, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2001 and (ii) the total number of meetings of all Board committees on which the Director served.

During 2001, the Board of Directors met four times. On five occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Each non-employee Director receives a quarterly award of Noland Company Common Stock having an aggregate fair market value of $3,000 (see compensation of Executive Officers and Directors), plus $1,000 per Committee Meeting.

The Board elected an Executive Committee consisting of Messrs. Noland III, King and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 2001, the Executive Committee met eight times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants, with Mr. Pleasants acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 2001, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these functions. During 2001, the Audit Committee met four times.

The Corporation does not have a nominating committee.

ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld)in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Votes that are withheld and shares held in street name ("Broker Non-Votes") that are not voted in the election of Directors will not be included in determining the number of votes cast.

NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Goolsby, Mr. Henderson, Mr. Pleasants, and Mr. Noland III have served in the respective positions shown for more than five years.

Name, Age, Position and Directorships	Director Since	Shares of Common Stock Beneficially Owned on March 15, 2002	Percent of Class(1)

Thomas N. Allen ' Age 63 Chairman, The Clovelley Corp. (Real estate and investment company), since 2001. Previously chairman of East Coast Oil Corp. (Retail gasoline/convenient stores)	1995	1,000	-

Mark M. Gambill ' Age 51 Managing member ' McKenzie Holdings, (Family-owned investment company), since September 1999. Previously President of Wheat First Union and Wheat First Butcher Singer (Brokerage and investment banking); Director of Speedway Motorsports, Inc.	2001	4,100	-

Allen C. Goolsby ' Age 62 Partner, Hunton & Williams (Attorneys)	1989	350	-

Arthur P. Henderson Jr. ' Age 58 Vice President-Finance	1983	7,150	0.20%

Kenneth C. King ' Age 59 Vice President-Marketing since April 1, 1998. Previously Manager of Noland Company's Frederick, Maryland Complex since 1977	1998	4,749	-

C. Edward Pleasants ' Age 61 Chairman Emeritus, Pleasants Hardware Company; Director of BB&T Corporation and PHC Holdings	1999	3,000	-

Lloyd U. Noland III ' Age 58 Chairman of the Board and President; Director of Wachovia Corporation(2)	1979	1,848,388	51.95%

All officers and directors of the Corporation as a group(17)		1,897,188	53.32%

(1) Less than .2 % except as indicated.

(2) See Voting Securities and Principal Holders Thereof on

page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of Common Stock attributed to him in this table.

CERTAIN TRANSACTIONS

The Corporation is in the sixth year of a ten-year agreement to lease an existing office building for its corporate headquarters. The building is owned by Basic, Inc. (see Voting Securities and Principal Holders Thereof). The Corporation pays an annual rental fee of approximately $260,000 per year and bears the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal year ended December 31, 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation.			Long'Term Compensation

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	All Other Compensation(2)

Lloyd U. Noland III	2001	$150,000	$41,000	$29,130	$2,451
Chief Executive Officer	2000	$148,785	$60,000	$16,375	$3,845
	1999	$145,140	$60,000	$17,875	$3,468

Kenneth C. King	2001	$140,000	$38,000	$29,130	$2,288
Vice President-Marketing	2000	$140,000	$60,000	$16,375	$3,334
and Branch Operations	1999	$135,000	$60,000	$17,875	$3,226

Arthur P. Henderson Jr.	2001	$ 94,800	$27,000	$21,848	$2,008
Vice President-Finance	2000	$ 91,200	$42,500	$12,281	$2,680
	1999	$ 89,650	$42,500	$13,406	$2,142

Jean F. Preston	2001	$ 92,500	$36,000	$21,848	$1,285
Vice President-	2000	$ 90,625	$42,500	$12,281	$2,242
Corporate Data	1999	$ 85,000	$42,500	$13,406	$2,031

Mark A. Smith	2001	$ 96,600	$33,000	$14,565	$1,647
Vice President-	2000	$ 96,600	$40,000	$ 8,188	$2,348
Regional Manager	1999	$ 96,600	$30,000	$ 8,938	$2,308

(1) Restricted stock awards valued at market price per share of $29.13, $16.375, and $17.875 per share on December 31, 2001, 2000, and 1999, respectively. Recipients have the right to receive dividends and vote the restricted shares.

(2) Profit sharing allocation and life insurance.

RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for

Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of 1.333 % of compensation (up to "Covered Compensation") and

1.933 % of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age 65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Kenneth C. King, Arthur P. Henderson, Jr., Jean F. Preston and Mark A. Smith are $64,333, $55,954, $48,847, $67,723 and $58,131, respectively.

BOARD COMPENSATION

Non-employee Directors are compensated in accordance with the 1999 Outside Directors Stock Plan (the Plan). The Plan provides for quarterly awards of whole and fractional shares of Noland Company Common Stock with an aggregate fair market share of $3,000 each. To satisfy its obligations under the Plan, the Corporation created the Noland Company Common Stock Benefit Trust (the Trust). The Trust is a "grantor trust" as defined in section 671 of the Internal Revenue Code of 1986, as amended. The Corporation contributes to the Trust Noland Company Common Stock that shall be held by the Trust until paid to participants and beneficiaries of the Plan as soon as practicable after the participant ceases to be a member of the Board. In addition, each outside Director is paid $1,000 for each Committee meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen, Gambill, Goolsby, and Pleasants. Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers.

The Committee believes that the Corporation's compensation program should provide competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee has concluded that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. Targeted bonuses range from 20% of base compensation for certain key employees to 50% of base compensation for the principal executive officer.

Base compensation for executive officers in 2001 reflected the Committee's conservative approach to base compensation with only a nominal increase in aggregate base compensation for executive officers. In determining executive cash bonuses for 2001, the Committee focused primarily on revenues; profits before LIFO inventory adjustments, extra compensation and income taxes, and each executive officer's performance for the year against previously established targets. The Committee did not assign a specific value to each factor. Bonus awards for 2001 were made to 15 key employees and officers nominated by the Chief Executive Officer. Total awards of $312,000 were approximately 75% of the awards made in 2000. The Committee was concerned that both revenues and net income before LIFO adjustment, extra compensation and taxes were below expectations. For these reasons a downward adjustment in bonuses paid seemed appropriate, although the Committee did recognize that 2001 was a unique and difficult year for American business.

Mr. Noland's base compensation for 2001 was fixed at $150,000, which was the same as his base compensation for most of 2000. For 2001 Mr. Noland was awarded a cash bonus of $41,000, which was less than his 2000 bonus of $60,000. The Committee believes that Mr. Noland continues to play a leadership role in effecting substantial improvements in the Corporation's operations, particularly with respect to inventory control and branch management. But the one goal that the Company and Mr. Noland still need to achieve is to effect a significant increase in revenues. In establishing the 2001 bonus, the Committee did not assign a specific value to any one factor, but concluded that, along with the other participants, Mr. Noland should receive a lower bonus than in 2000. Mr. Noland also received a restricted stock award of 1,000 shares of the Corporation's common stock.

Overall, the Committee believes that its compensation plan provides significant incentives to the executive officers and other key employees to improve performance and shareholder return.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.

C. Edward Pleasants, Chairman

Thomas N. Allen

Mark M. Gambill

Allen C. Goolsby

Comparison of Five Year Cumulative Total Return Among Noland Company, NASDAQ Market Value Index and Hughes Supply, Inc.

(Assumes $100 Invested on January 1, 1997)

(Assumes Dividend Reinvested)

A performance graph appears here. The following chart is the information presented in the graph.

Data points are as follows:

	1996	1997	1998	1999	2000	2001

Noland Company	$100.00	$ 99.21	$115.66	$ 81.07	$ 75.65	$136.63
Hughes Supply, Inc.	$100.00	$122.88	$103.94	$ 77.69	$ 65.91	$115.40
NASDAQ Market Index	$100.00	$122.32	$172.52	$304.29	$191.25	$152.46

The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporation's independent accountants. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Corporation's independent accountants.

Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) (including scope of the auditors' responsibilities, significant accounting adjustments and any disagreements with management).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP that firm's independence from the Corporation.

Based upon the Audit Committee's discussions with management and KPMG LLP and the Audit Committee's review of the representation of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Allen C. Goolsby, Chairman

Thomas N. Allen

Mark M. Gambill

C. Edward Pleasants

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

At the April 25, 2001 Annual Meeting of Stockholders, PricewaterhouseCoopers LLP was appointed to audit the consolidated financial statements of Noland Company for the year ending December 31, 2001. On October 5, 2001 PricewaterhouseCoopers LLP was dismissed as the Corporation's independent public accountants after PricewaterhouseCoopers LLP sold its Virginia Beach, Virginia office that historically had performed auditing services for the Corporation. The Audit Committee approved the dismissal and the subsequent appointment of KPMG LLP to review the third quarter consolidated financial statements and to audit the consolidated financial statements of the Corporation for the year ending December 31, 2001.

The Board of Directors will offer a resolution to reappoint KPMG LLP as independent accountants of the Corporation for the year 2002. KPMG LLP, a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for one year. The Corporation has been advised by KPMG LLP that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. KPMG LLP will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.

Fees for services rendered by the Corporation's independent accountants, KPMG LLP during 2001 are as follows:

2001
Audit Fees: Annual Audit Quarterly Review of Form 10-Q Total Audit Fees	$168,000 7,000 $185,000
All Other Fees: Annual audit of employee benefit plans	$ 27,000

There were no non-audit services provided by KPMG LLP in 2001. All audit services were provided by full-time employees of KPMG LLP.

ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 2001 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.

PROPOSALS FOR 2003 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 2003 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport News, Virginia, not later than December 2, 2002, in order for it to be considered for inclusion in the Corporation's Proxy Statement.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for

Director named herein, and FOR the proposal to approve the appointment of KPMG LLP as independent public accountants for the year ended December 31, 2002.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

By order of the Board of Directors,

James E. Sykes Jr.

Secretary

Newport News, Virginia

April 1, 2002